Exhibit 10.1

July 1, 2019

Bill Homan

Re:    Amended and Restated Retirement Transition Letter Agreement

Bill,

This letter confirms the following in connection with your decision to retire from Prothena Biosciences Inc (the “Company”), and amends and restates in its entirety the Retirement Transition Letter Agreement dated December 11, 2018 between you and the Company (the “Existing Agreement”):

1.
Under the Existing Agreement, pursuant to our request, you agreed to continue to serve as Chief Legal Officer and Company Secretary of Prothena Corporation plc through the date of this letter. Simultaneous with and effective upon the execution of this letter you resign from those positions (and thus resign as an officer of Prothena Corporation plc), as well as from all director and officer positions with Prothena’s subsidiaries Prothena Biosciences Limited, Prothena Biosciences Inc and Prothena Finance Inc.

2.
We have requested that you continue your employment with the Company until October 1, 2019 (the “Transition Period”), to assist with the transition of your responsibilities and other matters as requested by your replacement. During that Transition Period you will continue as a regular employee at the same career level as your current position (including at the same tier in the Company’s Amended and Restated Severance Plan), but effective as of the date of this letter you will be a part-time employee (working at least 30 hours per week). By signing this letter, you are agreeing to do so.

3.
During the Transition Period, you will be paid a salary at an annual salary rate of $189,757. While you remain an employee, you will continue to be eligible to participate in benefit plans and arrangements generally available to other part-time employees working at least 30 hours per week; provided that you will not be eligible to receive a cash bonus under the Prothena Incentive Compensation Plan (the “ICP”) for the fiscal year 2019 performance period.

4.
Although you will not be eligible to participate in the ICP for the 2019 performance period, the Company has agreed to pay you an amount equal to what would have been your targeted bonus for 2019 (at your bonus participation rate of 40%), based on your actual eligible earnings in 2019, provided that you do not terminate your employment prior to October 1, 2019 and that you deliver to the Company a general release of claims against the Company and its affiliates that becomes effective and irrevocable within 30 days following your last day of employment. This amount will be paid to you within ten business days following the date the release of claims becomes effective and irrevocable.

Prothena Biosciences Inc
331 Oyster Point Boulevard
South San Francisco, CA 94080, U.S.A.

5.
Stock options previously granted to you will continue to vest in accordance with their terms while you remain an employee. In accordance with their terms, any options that are unvested on the date that you cease employment with the Company will immediately terminate, and any options that are vested on that date will remain outstanding until the one-year anniversary of the date your employment ends.

Your employment continues to be “at will.” This means that you and the Company each have the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment.

You also agree that your decision to retire at the end of the Transition Period does not constitute a Triggering Event under the Company’s Amended and Restated Severance Plan (as such term is defined therein) and does not constitute an Involuntary Termination under your Option Award Agreements (as such term is defined therein).

By signing this letter, you acknowledge that it sets out our entire agreement between you and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices regarding the subject of this letter, including, without limitation, the Existing Agreement. No amendments to this agreement may be made except in writing signed by a duly authorized representative of the Company.

If this letter accurately describes the circumstances of and your arrangement as you transition to retirement, please sign this letter and return it to me.

We thank you for your willingness to continue to provide services to Prothena as you transition to retirement.

Best regards,

/s/ Gene G. Kinney

Gene G. Kinney, Ph.D.
President and Chief Executive Officer

Acknowledged and Agreed:

_ /s/ A. W. Homan_____
A. W. Homan
Date: July 1, 2019

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